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                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                              CARNIVAL CORPORATION

                           __________________________

               A corporation duly organized under the Corporation
                Law of the Republic of Panama (Law 32 of 1927).

                           __________________________

                          As Amended on April 20, 1994
                           __________________________

      The Articles of Incorporation of Carnival Corporation originally filed on November 14, 1974, are hereby amended and restated, as approved by the shareholders of the Corporation.
      1.       Name.  The name of the Corporation is: CARNIVAL CORPORATION
      2.       Purposes.  The purposes of the Corporation are:
               (a) To make, purchase, barter, charter, acquire dominion upon or use of, operate as owner, charterer or operator, to manage, equip and fit out all kinds of ships and vessels of all types and kinds and propelling systems.
               (b) To make all kinds of buildings and structures related to any kind of legitimate maritime commercial business, merchandise warehousing, shipping and transportation.
               (c) To act as shipbroker, customs and maritime insurance brokers, and to administer the properties and assets and investments that maritime trade and shipowners' business and ship exploitation may require.
      (d) To act as principal and agent in all negotiations related to maritime trade to such extent as the purposes of this Corporation may permit it.
      (e)      To solicit from the Government of the Republic of Panama

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or any other government where it may be necessary and through such proceedings as may be required by law, patents for registration of ships and permits to enroll crewmen for, and port clearance of the ships in care of the Corporation.
      (f) To perform transactions through negotiable instruments and real estate related to maritime trade and shipowner' business and exploitation of ships.
      (g) To deal in patents and improvements on patented methods related to the business of maritime trade.
      (h) To purchase and sell and deal in general with the shares of its own capital stock pursuant to instructions from the Board of Directors. To acquire, purchase, guarantee, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of, deal in shares of the capital stock of, or bonds, securities or other certificates of indebtedness created by other corporations.
      (i) To purchase, sell, lease, mortgage, set up easements and encumbrances upon real estate and in general upon all kinds of properties related to the business of the Corporation.
      (j) To sell, mortgage, encumber or otherwise charge its assets and to perform any and all kinds of legitimate commercial transactions and any other that may be permitted in the future pursuant to Panamanian laws.
      (k) To borrow money from any persons, firms, banks or corporations as may be necessary for its business and to guarantee such loans as the law may permit and to loan money secured or unsecured to any persons, firms or corporations as the law may permit and in general to engage in any legitimate commercial undertaking in any country.
      (l) To engage in the general business of travel and tour services, both domestic and foreign; to dispense travel and tour information and to act as agent for all transportation companies, including without limitation, airline companies, passenger cruise line companies, steamship companies, railroad companies, bus companies, car rental companies and any other mode of travel or transportation or touring companies, both local and foreign; to





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engage in the preparation of travel and tour itineraries, including without limitation hotel and motel accommodations and sightseeing; and, in general, to engage in the business of all forms and types of travel services.
      (m) To dispense travel and tour counseling services, sell railroad, airline, passenger cruise line, steamship and bus transportation; to sell accommodations for hotels, resorts, sightseeing and feature attractions throughout the United States, Canada, Mexico, Europe and every country throughout the world; to create, plan, sell and carry through escorted vacation tours; to own, operate, lease or otherwise acquire such real and personal property suitable, useful or necessary in connection with any of the objects aforementioned; to enter into, make, perform and carry out contracts of every kind in connection with the sale and distribution of the aforementioned items or services; to acquire, use, own, lease and dispose of trademarks, copyrights and licenses.
      (n) To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks, service marks and trade names relating or useful in connection with any business of this Corporation.
      (o) To carry on the business of hotel, resort, casino, restaurant, refreshment room and lodging-housekeeper, caterers for public amusements generally, hairdressers, barbers, perfumers, proprietors, laundries, reading, writing and newspaper room, libraries, places of amusement, recreation and entertainment of all kinds, sport, theatrical and musical box office proprietors, entrepreneurs and general agents, and any other business which can be conveniently carried on in connection therewith.
      (p) Generally to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the Corporation Law of the Republic of Panama.
      The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing





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enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the Corporation, and are in furtherance of, and in addition to, and not in limitation of the general powers conferred by the laws of the Republic of Panama.
      3.       Number and Classes of Shares.
            (a) The capital of the Corporation is Five Million United States dollars (U.S. $5,000,000) divided as follows:
               (1) Three Million Nine Hundred Ninety-Five Thousand United
States dollars (U.S. $3,995,000) divided into Three Hundred Ninety-Nine Million Five Hundred Thousand (399,500,000) shares of Class A Common Stock of a par value of one cent (U.S. $.01) each; and
               (2) One Million Five Thousand United States dollars (U.S. $1,005,000) divided into One Hundred Million Five Hundred Thousand
(100,500,000) shares of Class B Common Stock of a par value on one cent (U.S. $.01) each. Upon filing of these Amended and Restated Articles of Incorporation, each issued share of stock of the Corporation of a par value of one United States dollar (U.S. $1.00) shall, without any further action on the part of the holders thereof, be reclassified as and changed into 2,747.8571 shares of Class B Common Stock.
            (b) Class A Common Stock and Class B Common Stock shall be identical in all respects and shall have equal rights and privileges, except as otherwise provided in this Article.
      The relative rights, preferences, privileges and restrictions of each class of commons stock are as follows:
               (1)  Voting.
               (i) With respect to the election of directors, holders of Class
A Common Stock shall vote as a separate class and be entitled to elect 25% of the authorized number of directors (the "Class A Directors") and, if such 25% is not a whole number, then the holders of Class A Common Stock shall be entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors. Holders of Class B Common Stock, voting as a separate class, shall be entitled to elect the





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remaining directors (the "Class B Directors").
      If, on the record date for any stockholder meeting at which directors are to be elected, the number of outstanding shares of Class B Common Stock is less than 12-1/2% of the total number of outstanding shares of common stock, then the holders of Class A Common Stock will continue to elect a number of Class A Directors equal to 25% of the total number of directors constituting the whole Board of Directors and, in addition, will vote together with the holders of Class B Common Stock to elect the remaining directors to be elected at such meeting, with the holders of Class A Common Stock entitled to one (1) vote per share and the holders of Class B Common Stock entitled to five (5) votes per shares.
               (ii) Any vacancy in the office of a Class A Director may be filled by a vote of the holders of the Class A Common Stock, voting as a separate class, and any vacancy in the office of a Class B Director may be filled by a vote of the holders of the Class B Common Stock, voting as a separate class or, in the absence of a stockholder vote, in the case of a vacancy in the office of a director elected by either class, such vacancy may be filled by the remaining directors of such class, or, if there are no such directors, such vacancy may be filled by the remaining directors. Notwithstanding the foregoing, if at the time of a vacancy in the office of a Class B Director the holders of Class B Common Stock would not be entitled to elect directors, voting as a separate class, pursuant to subparagraph (1)(ii), the holders of Class A Common Stock and Class B Common Stock, voting together, shall instead be entitled to fill such vacancy. Any directors elected by either class of the Board of Directors to fill a vacancy shall serve until the next annual meeting of stockholders and until his or her successor has been elected and has qualified. Should the Board of Directors increase the number of directors, any vacancy so created may be filled by the Board of Directors, provided that, so long as the holders of Class A Common Stock have the rights provided in subparagraphs (1)(i) and (1)(ii) of this Article in respect of the last preceding annual meeting of stockholders, the





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Board of Directors may be so enlarged by the Board of Directors only to the extent that at least 25% of the enlarged board consists of directors elected by the holders of the Class A Common Stock or by persons appointed to fill vacancies created by the death, resignation or removal of persons elected by the holders of the Class A Common Stock. Directors may be removed with or without cause only by the holders of a majority of the share of the class of common stock which elected them, or, of such holders of such class of Common Stock would not be entitled at such time to elect a director to fill a vacancy, by the holders of common stock who would be so entitled.
               (iii) The holders of Class A Common Stock and Class B Common Stock shall in all matters not specified in sections (i) and (ii) of this subparagraph (1) vote together as a single class, provided that the holders of Class A Common Stock shall have one (1) vote per share and the holders of Class B Common Stock shall have five (5) votes per shares.
      (2) Conversion. Each holder of record of Class B Common Stock may at any time, or from time to time, in such holder's sole discretion and at such holder's option, convert any whole number of shares or all of such holder's Class B Common Stock into shares of fully paid and nonassessable Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock surrendered for conversion. Any such conversion may be effected by any holder of Class B Common Stock surrendering such holder's certificate or certificates for the Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Class B Common Stock and stating the name or names in which such holder desires the certificate or certificates for such Class A Common Stock to be issued. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of





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Class A Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made at the close of business on the date of such surrender and the person or persons entitled to receive the Class
A Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock on that date.
      (3) Dividends. Prior to the date shares of Class A Common stock are first issued in an underwritten public offering (the "IPO Date"), the Board of Directors shall have the power to fix the relative rights and the terms of any dividends or distributions on the Class A Common Stock and the Class B Common Stock declared or paid prior to the IPO date. Subject to the next preceding sentence, each share of Class A Common Stock and Class B Common Stock shall be equal in respect of rights to dividends and other distributions in cash, stock or property of the Corporation, provided that in the case of dividends or other distributions payable in stock of the Corporation, including distributions pursuant to stock split-ups or divisions of stock of the Corporation, which occur after the IPO Date, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock.
               (c) The shares of Class A Common Stock and Class B Common Stock shall only be issued in registered form.
      4. No Pre-Emptive Rights. No holder of shares of any class shall have any right, pre-emptive or other, to subscribe for or to purchase from the Corporation any of the shares of any class of the Corporation hereinafter issued or sold.
      5. Domicile. The domicile of the Corporation shall be in Panama City, Republic of Panama, however the Corporation may, as provided for by the Board of Directors, engage in business and establish branches and keep its files and assets anywhere in the world.
      6. Duration. The duration of the Corporation shall be perpetual, but it may previously be dissolved pursuant to law.





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      7.       Board of Directors. The Board of Directors shall consist of no less than three (3) nor more than fifteen (15) members. Within said minimum and maximum the number shall be set forth by resolution of the stockholders or by resolution of the Board of Directors. Directors' meetings may take place in the Republic of Panama or in any other country, and any Director may be represented and vote by proxy or proxies at any and all Directors' meetings. The Board of Directors shall have absolute control and full discretion over the corporations' affairs, being understood that the Board of Directors shall be empowered to contract loans or financing in general, to issue guarantees in respect of its own, its subsidiaries, it and third party obligations, and to mortgage its properties and assets without the prior consent or authorization of the Assembly of the Shareholders of the corporation.
      8. Officers. The Board of Directors, as soon as possible after the annual election of directors, may choose a Chairman of the Board, a Vice-Chairman of the Board, a President, a Chief Executive Officer, a Chief Operating Officer, a Secretary, a Treasurer, and one or more Vice Presidents, all of whom shall hold their offices until their successors are chosen and qualify. More than one office may be held by the same person. The Board of Directors may from time to time choose such other officers and agents as are necessary, who shall hold their offices for such terms as are determined by the Board of Directors. Any officer or agent chosen by the Board of Directors may be removed at any time with or without cause by the affirmative vote of a majority of the members of the Board of Directors then in office.
      Until the Board of Directors provides otherwise, the legal representative of the Corporation shall be the President and, in his absence, the Corporation shall be represented by the Chairman of the Board.
      9.       Indemnification.
               (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any





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threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the General Corporation Law, and any other applicable law, as from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled apart from the foregoing provisions. The foregoing provisions of this Section 9(a) shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this Article 9 and the relevant provisions of the Corporation Law of the Republic of Panama and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.
               (b) The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent and in the manner set forth in and permitted by the General Corporation Law of the Republic of Panama, and any other applicable law, as from time to time in effect. Such right of indemnification shall not be





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deemed exclusive of any other rights to which any such person may be entitled apart from the foregoing provisions.
      (c) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 9(a) and 9(b) above or under the Corporation Law of the Republic of Panama or any other provision of law.
      10. Adoption, Amendment and/or Repeal of By-Laws. The Board of Directors may from time to time make, alter or repeal the by-laws of the Corporation; provided, that any by-laws may be made by the shareholders of the Corporation; and provided, that any by-laws made, amended or repealed by the Board of Directors may be amended or repealed by the shareholders of the Corporation.





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                             TRANSITORY PROVISIONS

      11. Directors. The names and addresses of the Directors in office as of the date hereof are as follows:

               Name                                       Address
               ----                                       -------
      Micky Arison                               5225 N.W. 87th Avenue
                                                 Miami, FL

      Ted Arison                                 3915 Biscayne Blvd.
                                                 Miami, FL  33137

      Robert H. Dickinson                        5225 N.W. 87th Avenue
                                                 Miami, FL

      Harvey Levinson                            3915 Biscayne Blvd.
                                                 Miami, FL  33137

      Sharon Arison Sueiras                      3915 Biscayne Blvd.
                                                 Miami, FL  33137

      Meshulam Zonis                             5225 N.W. 87th Avenue
                                                 Miami, FL

In addition to the above directors, the following directors will commence servicing immediately after the IPO Date:

               Name                                        Address
               ----                                        -------
      Samuel Adler                           1221 Brickell Avenue
                                             Miami, Florida  33131

      William S. Ruben                       1120 Avenue of the
                                                  Americas
                                             New York, NY 10019

      Stuart Subotnick                       Harmon Plaza
                                             Secaucus, NJ  07094

      Sherwood M. Weiser                     3250 Mary Street
                                             Coconut Grove, FL 33131

      Uzi Zucker                             55 Water Street
                                             New York, NY 10041





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All of the above directors shall remain in office until their successors are duly elected and qualified.
      12. Registered Agent. The Registered Agent of the Corporation in Panama City, until the Board of Directors may provide otherwise, shall be Marcela de Perez, 10 Elvira Mendez Street, Interseco Building, 7th Floor, Post Office Box 7440, Panama 5, Republic of Panama.
      13. Subscription by Incorporators. The name and address of each signatory to the original Articles of Incorporation and the number of shares which each such signatory has agreed to take are as follows:


              Name                      Address             No. of Shares
              ----                      -------             -------------
      Mariano J. Oteiza         No. 8 Aquilino de la 1            1
                                  Guaardia Street,
                                Panama, R. of P.

      Domingo Diaz A.           No. 8 Aquilino de la 1            1
                                  Guardia Street,
                                Panama, R. of P.




      Amended and Restated in ___________, this ____ day of ____________, 1995.


    LOWELL ZEMNICK                                    LAURENCE D. WINSON
---------------------------                      -------------------------------
     Vice President                                      Secretary





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